Exhibit 99

News Release
                                                       ExxonMobil

                                                     Exxon Mobil Corporation
                                                     5959 Las Colinas Boulevard
                                                     Irving, TX 75039-2298
                                                     972 444 1107 Telephone
                                                     972 444 1138 Facsimile


                              FOR IMMEDIATE RELEASE
                              TUESDAY, JANUARY 28, 2003


            EXXONMOBIL REPLACES PRODUCTION FOR NINTH YEAR IN A ROW;
                     RESOURCE BASE AT 72 BILLION BARRELS


     IRVING, TX, January 28 -- Exxon Mobil Corporation announced today that additions to its worldwide proved oil and gas reserves totaled 1.9 billion oil-

equivalent barrels in 2002, replacing 117 percent of production, including property sales. Excluding property sales, reserve replacement totaled

118 percent of production.

     Exxon Mobil Corporation Chairman Lee Raymond said, "This marks the ninth year in a row that we've exceeded 100 percent reserves replacement. I'm especially pleased that, over the last several years, we have added reserves in our established areas as well as those areas where we anticipate substantial future production growth."

     The 2002 results were led by significant reserve additions from

ExxonMobil's growth areas in West Africa from developments in Angola, Nigeria,

and Equatorial Guinea; in Qatar from ExxonMobil's participation in the development of the North Field gas resources; and in the Caspian Region from the Megastructure fields in Azerbaijan and the Tengiz field in Kazakhstan.

Significant reserve additions were also made in established operations in North

America and Europe.

     Production totaled 1.6 billion oil-equivalent barrels in 2002, comparable to 2001, although production capacity increased. Liquids production was 902 million barrels, and gas production totaled 4.2 trillion cubic feet.

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     With 21.9 billion barrels of proved oil and gas reserves at yearend 2002,

ExxonMobil's reserve life at current production rates is over 13 years.


                  RESOURCE ADDITIONS TOTAL 2.2 BILLION BARRELS

     For total resources, ExxonMobil added 2.2 billion net oil-equivalent barrels in 2002 to the industry's largest resource base. Additions to the resource base were once again characterized by geographically diverse and high quality discoveries from drilling and acquisition of discovered but undeveloped resources. The company's total oil and gas resource base of 72 billion oil-equivalent barrels includes proved reserves and other discovered resources that will likely be developed.

     Key 2002 additions were associated with successful exploration drilling campaigns in West Africa including Angola, Nigeria, Chad, and the Congo;

Australia with the West Jansz discovery; North America in Alaska and the lower

48 states; the Kashagan field in Kazakhstan; and further expansions of our activities in Qatar.

     "Continued high-quality additions to ExxonMobil's resource base are the foundation of our long-term profitable growth," Raymond said.


CAUTIONARY NOTE: The term "resource base" includes quantities of discovered oil and gas that are not yet classified as proved reserves but that we believe will likely be developed in the future. The term "reserves," as used in this release, includes proved reserves from Syncrude tar sands operations in Canada which are treated as mining operations in our SEC reports.

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